SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS
Swindon, United Kingdom – October 27, 2020 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its third quarter ended September 30, 2020.
Operating results for the third quarter of 2020 compared to the third quarter of 2019 and the second quarter of 2020 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $788.3 million, a decrease of $61.4 million, or 7.2%, compared to $849.7 million in the third quarter of 2019.
•Revenue declined 7.5% from the third quarter of 2019 on an organic basis, which excludes a 0.3% increase from foreign currency exchange rates versus the prior year period.
•Revenue increased 36.7% from the second quarter of 2020 on a reported basis.
Operating income:
•Operating income was $126.8 million (16.1% of revenue), a decrease of $19.3 million, or 13.2%, compared to operating income of $146.1 million (17.2% of revenue) in the third quarter of 2019, and an increase of $128.7 million compared to an operating loss of ($1.9) million ((0.3)% of revenue) in the second quarter of 2020.
•Adjusted operating income was $154.8 million (19.6% of revenue), a decrease of $44.7 million, or 22.4%, compared to adjusted operating income of $199.5 million (23.5% of revenue) in the third quarter of 2019. Adjusted operating income increased $79.8 million, or 106.5%, compared to adjusted operating income of $75.0 million (13.0% of revenue) in the second quarter of 2020.
Earnings per share:
•Earnings per share was $0.49, an increase of 11.4% compared to earnings per share of $0.44 in the third quarter of 2019, and an increase of $0.76 compared to a loss per share of ($0.27) in the second quarter of 2020.
•Adjusted earnings per share was $0.66, a decrease of 26.7% compared to adjusted earnings per share of $0.90 in the third quarter of 2019, and an increase of 266.7% compared to adjusted earnings per share of $0.18 in the second quarter of 2020.
•Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.07 in the third quarter of 2020 compared to the prior year period.

"The rapid rebound of our business this quarter is a testament to the flexibility of Sensata's business model and the resiliency of our supply chain," said Jeff Cote, CEO and President of Sensata. "This sequential improvement demonstrates the healthy long-term prospects for Sensata both in our core sensing operations as well as in the emerging Megatrends of Electrification and Smart & Connected.
Key highlights of the first nine months of 2020 include:
•End market outgrowth of 610 bps in our Automotive business and 840 bps in our Heavy Vehicle Off Road business;
•New business awards of over $320 million, including $140 million in Electrification, a key growth area for Sensata; and
•First commercial agreement from a heavy vehicle fleet manager for Sensata's Smart & Connected offering on a recurring revenue model, as this unique value proposition moves from trials to commercialization."
Operating results for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $2,139.1 million, a decrease of $464.9 million, or 17.9%, compared to $2,603.9 million in the nine months ended September 30, 2019.
•Revenue declined 17.4% from the nine months ended September 30, 2019 on an organic basis, which excludes a (0.5)% decrease from foreign currency exchange rates versus the prior year period.
Operating income:
•Operating income was $183.6 million (8.6% of revenue), a decrease of $252.6 million, or 57.9%, compared to operating income of $436.2 million (16.8% of revenue) in the nine months ended September 30, 2019.
•Adjusted operating income was $366.5 million (17.1% of revenue), a decrease of $226.7 million, or 38.2%, compared to adjusted operating income of $593.2 million (22.8% of revenue) in the nine months ended September 30, 2019.
Earnings per share:
•Earnings per share was $0.27, a decrease of 80.9% compared to earnings per share of $1.41 in the nine months ended September 30, 2019.
•Adjusted earnings per share was $1.36, a decrease of 49.1% compared to adjusted earnings per share of $2.67 in the nine months ended September 30, 2019.
•Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.09 in the nine months ended September 30, 2020 compared to the prior year period.
Sensata generated $293.3 million of operating cash flow in the nine months ended September 30, 2020 compared to $433.5 million in the prior year period. The Company's free cash flow totaled $213.4 million in the nine months ended September 30, 2020 compared to $310.3 million in the prior year period.

Segment Performance*

	For the three months ended September 30,		For the nine months ended September 30,
$ in 000s	2020	2019	2020	2019
Performance Sensing
Revenue	$580,936	$628,593	$1,534,832	$1,913,137
Operating income	151,626	170,240	347,428	498,982
% of Performance Sensing revenue	26.1%	27.1%	22.6%	26.1%

Sensing Solutions
Revenue	$207,377	$221,122	$604,255	$690,803
Operating income	58,229	71,570	170,545	224,826
% of Sensing Solutions revenue	28.1%	32.4%	28.2%	32.5%
Guidance
“I am very pleased with Sensata’s ability to quickly adjust to the market upswing and deliver for our customers as they increased production during the third quarter,” said Paul Vasington, EVP and CFO of Sensata. "This enabled us to deliver higher sequential revenue growth than we had anticipated earlier in the quarter. We see a continuation of this positive trend for the remainder of the year. For the fourth quarter, we expect revenue in the range of $810 to $850 million and adjusted EPS of $0.64 to $0.72."
"We have undertaken a number of steps to better align our operational costs with demand levels," continued Mr. Vasington. "We expect these actions will result in cost savings of approximately $60 to $65 million in 2021. During the third quarter we achieved $7 million in savings as expected, and during the fourth quarter we expect approximately $11 to $12 million in savings from these actions."

$ in millions, except EPS	Q4-20 Guidance	Q4-19	Y/Y Change
Revenue	$810 - $850	$846.7	(4%) - 0%
organic growth			(5%) - (1%)
Adjusted Operating Income	$160 - $176	$192.5	(17%) - (9%)
Adjusted Net Income	$100 - $114	$141.7	(29%) - (20%)
Adjusted EPS	$0.64 - $0.72	$0.89	(28%) - (19%)
Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its third quarter financial results and its near-term outlook. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411. Callers should reference the "Sensata third quarter 2020 earnings conference call." A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 4, 2020. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10148917.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 20,000 employees and operations in 11 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, and segment operating margin measured on a constant currency basis. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.

Organic revenue growth is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995, which relate to future events and are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance and financial condition, among other matters, may contain words or phrases such as: “believe,” “continue,” “expect,” “look ahead,” “predict,” or “will,” and other words and phrases of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity or other financial matters, together with any statements related in any way to the COVID-19 pandemic including its impact on the Company. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, the following: future risks and existing uncertainties associated with the COVID-19 pandemic, which continues to have a significant adverse impact on our operations including, depending on the specific location, full or partial shutdowns of our facilities as mandated by government decree, government actions limiting our ability to adjust certain costs, significant travel restrictions, “work-from-home” orders, limited availability of our workforce, supplier constraints, supply chain interruptions, logistics challenges and limitations, and reduced demand from certain customers; uncertainties associated with a protracted economic slowdown that could negatively affect the financial condition of our customers and suppliers; uncertainties and volatility in the global capital markets; political, economic, military and other risks in countries outside of the United States; the impact of general economic conditions, geopolitical conditions and U.S. trade policies, legislation, trade disputes, treaties and tariffs, including those affecting China, on the Company’s business operations; risks associated with the improper conduct by any of our employees, customers, suppliers, distributors or any other business partners which could impair our business reputation and financial results and could result in our non-compliance with anti-corruption laws and regulations of the U.S. government and various foreign jurisdictions; changes in exchange rates of the various currencies in which the Company conducts business; the Company’s ability to obtain a consistent supply of materials, at stable pricing levels; changes in defense expenditures in the military market, including the impact of reductions or changes in the defense budgets of U.S. and foreign governments; the Company’s ability to compete successfully on the basis of technology innovation, product quality and performance, price, customer service and delivery time; the Company’s ability to continue to conceive, design, manufacture and market new products and upon continuing market acceptance of its existing and future product lines; difficulties and unanticipated expenses in connection with purchasing and integrating newly acquired businesses, including the potential for the impairment of goodwill and other intangible assets; events beyond the Company’s control that could lead to an inability to meet its financial covenants under its credit arrangements; the Company’s ability to access the capital markets on favorable terms, including as a result of significant deterioration of general economic or capital market conditions, or as a result of a downgrade in the Company’s credit rating; changes in interest rates; governmental export and import controls that certain of our products may be subject to, including export licensing, customs regulations, economic sanctions or other laws; cybersecurity threats or incidents that could arise on our information technology systems that could disrupt business operations and adversely impact our reputation and operating results and potentially lead to litigation and/or governmental investigations; changes in fiscal and tax policies, audits and examinations by taxing authorities, laws, regulations and guidance in the United States and foreign jurisdictions; any difficulties in protecting the Company’s intellectual property rights; and litigation, customer claims, product recalls, governmental investigations, criminal liability or environmental matters. In addition, the extent to which the COVID-19 pandemic will continue to impact our business and financial results going forward will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.
A further description of these uncertainties and other risks can be found in the Company's 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other reports filed with the SEC. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net revenue	$788,313	$849,715	$2,139,087	$2,603,940
Operating costs and expenses:
Cost of revenue	530,255	554,910	1,509,104	1,710,951
Research and development	33,423	38,189	98,115	109,970
Selling, general and administrative	75,747	68,158	217,698	210,733
Amortization of intangible assets	32,562	35,905	98,397	108,079
Restructuring and other charges, net	(10,519)	6,421	32,197	28,040
Total operating costs and expenses	661,468	703,583	1,955,511	2,167,773
Operating income	126,845	146,132	183,576	436,167
Interest expense, net	(44,129)	(39,556)	(124,340)	(118,417)
Other, net	9,194	(7,560)	(1,511)	(7,925)
Income before taxes	91,910	99,016	57,725	309,825
Provision for income taxes	15,181	28,341	15,106	80,649
Net income	$76,729	$70,675	$42,619	$229,176

Net income per share:
Basic	$0.49	$0.44	$0.27	$1.42
Diluted	$0.49	$0.44	$0.27	$1.41

Weighted-average ordinary shares outstanding:
Basic	157,220	160,458	157,335	161,774
Diluted	157,979	161,308	157,990	162,769

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,610,191	$774,119
Accounts receivable, net of allowances	565,184	557,874
Inventories	438,188	506,678
Prepaid expenses and other current assets	100,316	126,981
Total current assets	2,713,879	1,965,652
Property, plant and equipment, net	807,092	830,998
Goodwill	3,117,569	3,093,598
Other intangible assets, net	715,797	770,904
Deferred income tax assets	29,714	21,150
Other assets	175,443	152,217
Total assets	$7,559,494	$6,834,519

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$7,049	$6,918
Accounts payable	319,424	376,968
Income taxes payable	11,428	35,234
Accrued expenses and other current liabilities	288,514	215,626
Total current liabilities	626,415	634,746
Deferred income tax liabilities	241,554	251,033
Pension and other post-retirement benefit obligations	31,090	36,100
Finance lease and other financing obligations, less current portion	28,360	28,810
Long-term debt, net	3,963,076	3,219,885
Other long-term liabilities	94,355	90,190
Total liabilities	4,984,850	4,260,764
Total shareholders’ equity	2,574,644	2,573,755
Total liabilities and shareholders’ equity	$7,559,494	$6,834,519

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net Income	$42,619	$229,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	94,216	84,354
Amortization of debt issuance costs	5,026	5,573
Share-based compensation	14,212	15,188
Amortization of intangible assets	98,397	108,079
Deferred income taxes	(11,600)	20,313
Loss on litigation judgment	—	—
Unrealized loss on derivative instruments and other	5,876	23,545
Changes in operating assets and liabilities	44,592	(57,065)
Net cash provided by operating activities	293,338	433,527

Cash flows from investing activities:
Acquisitions, net of cash received	(64,452)	(32,315)
Additions to property, plant and equipment and capitalized software	(79,939)	(123,206)
Investments in debt and equity securities	(24,794)	(9,950)
Other	10,717	4,947
Net cash used in investing activities	(158,468)	(160,524)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	2,237	10,309
Payments of employee restricted stock tax withholdings	(2,335)	(6,953)
Proceeds from issuance of debt	1,150,000	450,000
Payments on debt	(406,568)	(461,190)
Payments to repurchase ordinary shares	(35,175)	(265,846)
Payments of debt and equity issuance costs	(6,957)	(7,770)
Net cash provided by/(used in) financing activities	701,202	(281,450)
Net change in cash and cash equivalents	836,072	(8,447)
Cash and cash equivalents, beginning of period	774,119	729,833
Cash and cash equivalents, end of period	$1,610,191	$721,386

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Performance Sensing	73.7%	74.0%	71.8%	73.5%
Sensing Solutions	26.3%	26.0%	28.2%	26.5%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Americas	41.4%	44.1%	40.1%	43.4%
Europe	26.8%	27.1%	26.6%	28.5%
Asia/Rest of World	31.8%	28.8%	33.3%	28.1%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Automotive*	58.9%	59.4%	56.3%	58.3%
Heavy vehicle and off-road	15.8%	15.9%	16.6%	16.5%
Appliance and heating, ventilation and air-conditioning	6.0%	5.9%	6.4%	6.0%
Industrial	11.1%	9.9%	11.5%	10.5%
Aerospace	4.0%	4.9%	4.7%	5.0%
All other	4.2%	4.0%	4.5%	3.7%
Total	100.0%	100.0%	100.0%	100.0%
*    Includes amounts reflected in the Sensing Solutions segment as follows: $7.8 million and $10.7 million of revenue in the three months ended September 30, 2020 and 2019, respectively, and $23.3 million and $32.8 million of revenue in the nine months ended September 30, 2020 and 2019, respectively.
End Market Growth (Unaudited)

	For the three months ended September 30, 2020				For the nine months ended September 30, 2020
	Reported Growth	Organic Growth	End Market Growth		Reported Growth	Organic Growth	End Market Growth
Automotive	(7.6%)	(7.9%)	(4.1%)	*	(20.5%)	(20.0%)	(24.8%)	*
Heavy vehicle and off-road	(7.5%)	(7.8%)	(16.4%)		(17.4)%	(16.9%)	(25.3%)
*    Excludes Toyota, adjusted for Sensata's geographic mix. Adjustments for inventory in the supply chain, not included here, are (6.7%) and (1.3%) for the three months and nine months ended September 30, 2020, respectively.

The following unaudited tables reconcile Sensata’s GAAP to non-GAAP financial measures for the three months ended September 30, 2020 and 2019. Amounts presented in these tables may not appear to sum due to the effect of rounding.

($ in thousands, except per share amounts)	For the three months ended September 30, 2020
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$126,845	16.1%	$15,181	$76,729	$0.49
Non-GAAP adjustments:
Restructuring related and other (1)	(5,555)	(0.7%)	10,042	4,992	0.03
Financing and other transaction costs	1,842	0.2%	—	1,842	0.01
Step-up depreciation and amortization	31,467	4.0%	—	31,467	0.20
Deferred loss/(gain) on derivative instruments	212	0.0%	—	(5,926)	(0.04)
Amortization of debt issuance costs	—	—%	—	1,763	0.01
Deferred taxes and other tax related	—	—%	(7,272)	(7,272)	(0.05)
Total adjustments	27,966	3.5%	2,770	26,866	0.17
Adjusted (non-GAAP)	$154,811	19.6%	$12,411	$103,595	$0.66
(1)    Includes an $11.7 million gain recognized upon release of excess accrual following the September 2020 settlement of patent infringement litigation with Wasica. Refer to our third quarter 2020 Form 10-Q for additional information regarding this litigation.

($ in thousands, except per share amounts)	For the three months ended September 30, 2019
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$146,132	17.2%	$28,341	$70,675	$0.44
Non-GAAP adjustments:
Restructuring related and other	15,557	1.8%	(700)	14,857	0.09
Financing and other transaction costs	3,473	0.4%	—	8,605	0.05
Step-up depreciation and amortization	34,966	4.1%	—	34,966	0.22
Deferred gain on derivative instruments	(654)	(0.1%)	—	(2,440)	(0.02)
Amortization of debt issuance costs	—	—%	—	1,855	0.01
Deferred taxes and other tax related	—	—%	16,040	16,040	0.10
Total adjustments	53,342	6.3%	15,340	73,883	0.46
Adjusted (non-GAAP)	$199,474	23.5%	$13,001	$144,558	$0.90

The following unaudited tables reconcile Sensata’s GAAP to non-GAAP financial measures for the nine months ended September 30, 2020 and 2019. Amounts presented in these tables may not appear to sum due to the effect of rounding.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2020
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$183,576	8.6%	$15,106	$42,619	$0.27
Non-GAAP adjustments:
Restructuring related and other (1)	79,041	3.7%	(8,337)	76,778	0.49
Financing and other transaction costs	7,195	0.3%	—	7,195	0.05
Step-up depreciation and amortization	95,635	4.5%	—	95,635	0.61
Deferred loss/(gain) on derivative instruments	1,021	0.0%	—	(4,969)	(0.03)
Amortization of debt issuance costs	—	—%	—	5,026	0.03
Deferred taxes and other tax related	—	—%	(7,803)	(7,803)	(0.05)
Total adjustments	182,892	8.6%	(16,140)	171,862	1.09
Adjusted (non-GAAP)	$366,468	17.1%	$31,246	$214,481	$1.36
(1)    Includes a $29.6 million loss related to the September 2020 settlement of patent infringement litigation with Wasica and $26.5 million of charges related to the Q2 2020 Global Restructure Program. Refer to our third quarter 2020 Form 10-Q for additional information regarding the litigation and restructuring program.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2019
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$436,167	16.8%	$80,649	$229,176	$1.41
Non-GAAP adjustments:
Restructuring related and other	44,916	1.7%	(1,500)	43,416	0.27
Financing and other transaction costs	8,069	0.3%	—	14,009	0.09
Step-up depreciation and amortization	105,764	4.1%	—	105,764	0.65
Deferred gain on derivative instruments	(1,753)	(0.1%)	—	(4,560)	(0.03)
Amortization of debt issuance costs	—	—%	—	5,573	0.03
Deferred taxes and other tax related	—	—%	40,839	40,839	0.25
Total adjustments	156,996	6.0%	39,339	205,041	1.26
Adjusted (non-GAAP)	$593,163	22.8%	$41,310	$434,217	$2.67

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile operating income and net income to adjusted operating income and adjusted net income were recorded for the three and nine months ended September 30, 2020 and 2019:

($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Cost of revenue (1)	$746	$8,226	$38,071	$17,538
Selling, general and administrative	6,806	4,480	19,228	8,430
Amortization of intangible assets	30,933	34,215	93,396	102,988
Restructuring and other charges, net (2)	(10,519)	6,421	32,197	28,040
Operating income adjustments	27,966	53,342	182,892	156,996
Interest expense, net	1,763	1,855	5,026	5,573
Other, net	(5,633)	3,346	84	3,133
Provision for income taxes	2,770	15,340	(16,140)	39,339
Net income adjustments	$26,866	$73,883	$171,862	$205,041
(1)    Includes a $29.2 million loss recorded in the nine months ended September 30, 2020 related to the patent infringement case brought by Wasica. We settled this litigation in the third quarter 2020, refer to our third quarter 2020 Form 10-Q for additional information.
(2)    The three months ended September 30, 2020 includes a gain of $11.7 million recorded upon the reversal of excess accrual related to the Wasica litigation. The nine months ended September 30, 2020 also includes an accrual of $12.1 million in the second quarter 2020 related to additional damages awarded by the court to Wasica, and $24.1 million of charges recognized in the second quarter 2020 related to the Q2 2020 Global Restructure Program. Refer to our third quarter 2020 Form 10-Q for additional information regarding this litigation and the restructuring program.
Non-GAAP Reconciliation - Second Quarter 2020
The following unaudited table reconciles Sensata’s GAAP to non-GAAP financial measures for the three months ended June 30, 2020. Amounts presented in this table may not appear to sum due to the effect of rounding.

($ in thousands, except per share amounts)	For the three months ended June 30, 2020
	Operating (Loss)/Income	Operating Margin	Income Taxes	Net (Loss)/Income	Diluted EPS
Reported (GAAP)	$(1,868)	(0.3%)	$1,441	$(42,541)	$(0.27)
Non-GAAP adjustments:
Restructuring related and other	40,839	7.1%	(9,110)	33,598	0.21
Financing and other transaction costs	3,619	0.6%	—	3,619	0.02
Step-up depreciation and amortization	31,897	5.5%	—	31,897	0.20
Deferred loss/(gain) on derivative instruments	500	0.1%	—	(4,927)	(0.03)
Amortization of debt issuance costs	—	—%	—	1,632	0.01
Deferred taxes and other tax related	—	—%	4,400	4,400	0.03
Total adjustments	76,855	13.3%	(4,710)	70,219	0.45
Adjusted (non-GAAP)	$74,987	13.0%	$6,151	$27,678	$0.18

Cash Flow Reconciliation
Reconciliation of net cash provided by operating activities to free cash flow

($ in thousands)	Three months ended September 30,			% Change	Nine months ended September 30,		% Change
	2020		2019		2020	2019
Net cash provided by operating activities	$123,066		$181,361	(32.1%)	$293,338	$433,527	(32.3%)
Additions to property, plant and equipment and capitalized software	(23,242)		(41,657)	44.2%	(79,939)	(123,206)	35.1%
Free cash flow	$99,824	0	$139,704	(28.5%)	$213,399	$310,321	(31.2%)

Non-GAAP Reconciliation of EPS Guidance
The following unaudited table reconciles Sensata’s projected (GAAP) diluted EPS per share to its projected adjusted EPS for the three months ending December 31, 2020. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ending December 31, 2020		Full year ending December 31, 2020
	Low End	High End	Low End	High End
Projected GAAP Earnings per diluted share	$0.41	$0.46	$0.65	$0.76
Restructuring related and other	0.09	0.11	0.57	0.59
Financing and other transaction costs	0.01	0.01	0.04	0.05
Deferred gain on derivative instruments*	—	—	(0.03)	(0.03)
Step-up depreciation and amortization	0.19	0.19	0.80	0.80
Deferred income taxes and other tax related	(0.07)	(0.06)	(0.12)	(0.10)
Amortization of debt issuance costs	0.01	0.01	0.04	0.04
Projected adjusted EPS per diluted share	$0.64	$0.72	$1.95	$2.11
Weighted-average diluted shares outstanding (in 000s)	157.4	157.4	158.0	158.0
*     We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2020 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

# # #

Contacts:

Investors:	Media:
Jacob Sayer	Alexia Taxiarchos
(508) 236-1666	(508) 236-1761
jsayer@sensata.com	ataxiarchos@sensata.com